Exhibit 10.8

GREATBATCH, INC.

CHANGE OF CONTROL AGREEMENT

This CHANGE OF CONTROL AGREEMENT is by and between Greatbatch, Inc. a Delaware corporation (the “Company”), and             (the “Executive”), and dated as of the             day of             , 201    .

The Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below). The Board believes it is imperative to (1) diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control; (2) encourage the Executive’s full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control; (3) to enable the Executive, without being influenced by the uncertainties of the Executive’s own situation, to assess and advise the Company whether proposals concerning any potential change of control of the Company are in the best interests of the Company and its shareholders and to take other action regarding these proposals as the Company might determine appropriate; and (4) provide the Executive with compensation and benefits arrangements on a Change of Control that ensure that the compensation and benefits expectations of the Executive will be satisfied and that are competitive with those of other corporations. Therefore, to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Certain Definitions.

(a) An “Affiliate” of, or a Person “Affiliated” with, a Specified Person, means a Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under current control with, the Person specified.

(b) “Effective Date” means the first date during the Change of Control Period on which a Change of Control occurs; provided that the Executive is employed by the Company on that date. If the Executive’s employment with the Company is terminated or the Executive ceases to be an officer of the Company at any time within 6 months prior to the date on which a Change of Control occurs, then “Effective Date” means the date immediately prior to the date of such termination of employment or cessation of status as an officer.

(c) “Change of Control Period” means the period beginning on the effective date of this Agreement, (as noted in the first 3 lines at the top of this page) and ending on the third anniversary of that date. However, beginning on the first anniversary of that date, and on each successive anniversary of that date (the first and each successive anniversary each is referred to as a “Renewal Date”), the Change of Control Period will be automatically extended so it terminates 36 months from the Renewal Date, unless, at least 60 days prior to that Renewal Date, the Company notifies the Executive that the Change of Control Period will not be so extended.

(d) “Code” means the Internal Revenue Code of 1986, as amended.

(e) “Company” means, collectively, the Company and its Subsidiaries except for purposes of Section 2 or where the context clearly requires otherwise.

(f) “Person” has the meaning given that term in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) but excluding any Person described in and satisfying the conditions of Rule 13d-1(b)(1) of Section 13. Notwithstanding the foregoing, for purposes of Section 11, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company and its Affiliates.

(g) “Products” mean all products planned, researched, developed, tested, manufactured, sold, licenses, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all services provided or planned by the Company or any of its Affiliates, during the Executive’s employment.

(h) “Specified Employee” means an employee who is a “specified employee,” as defined in Section 409A of the Code, on the date of his termination of employment.

(i) “Subsidiary” means any corporation, limited liability company, partnership or other entity that is an Affiliate of the Company.

(j) “Termination of employment,” “separation from service” and terms of similar import mean a “separation from service” within the meaning of Section 409A(a)(2)(A)(i) of the Code.

2. Change of Control.

“Change of Control” means:

(a) Any acquisition or series of acquisitions by any Person other than the Company, any of the subsidiaries of the Company, any employee benefit plan of the Company, or any of their subsidiaries, or any Person holding common shares of the Company for or pursuant to the terms of such employee benefit plan, that results in that Person becoming the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of either the then outstanding shares of the common stock of the Company (“Outstanding Company Common Stock”) or the combined voting power of the Company’s then outstanding securities entitled to then vote generally in the election of directors of the Company (“Outstanding Company Voting Securities”), except that any such acquisition of Outstanding Company Common Stock or Outstanding Company Voting Securities will not constitute a Change of Control while such Person does not exercise the voting power of its Outstanding Company Common Stock or otherwise exercise control with respect to any matter concerning or affecting the Company, or Outstanding Company Voting Securities, and promptly sells, transfers, assigns or otherwise disposes of that number of shares of Outstanding Company Common Stock necessary to reduce its beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of the Outstanding Company Common Stock to below 20%.

(b) During any period not longer than 24 consecutive months, individuals who at the beginning of such period constitute the Board cease to constitute at least a majority of the Board, unless the election, or the nomination for election by the Company’s stockholders, of each new Board member was approved by a vote of at least 3/4ths of the Board members then still in office who were Board members at the beginning of such period (including for these purposes, new members whose election or nomination was so approved).

(c) Approval by the stockholders of the Company of:

(i) a dissolution or liquidation of the Company,

(ii) a sale of 50% or more of the assets of the Company, taken as a whole (with the stock or other ownership interests of the Company in any of its Subsidiaries constituting assets of the Company for this purpose) to a Person that is not an Affiliate of the Company (for purposes of this paragraph “sale” means any change of ownership), or

(iii) an agreement to merge or consolidate or otherwise reorganize, with or into one or more Persons that are not Affiliates of the Company, as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity immediately after any such merger, consolidation or reorganization are, or will be, owned, directly or indirectly, by stockholders of the Company immediately before such merger, consolidation or reorganization (assuming for purposes of such determination that there is no change in the record ownership of the Company’s securities from the record date for such approval until such merger, consolidation or reorganization and that such record owners hold no securities of the other parties to such merger, consolidation or reorganization), but including in such determination any securities of the other parties to such merger, consolidation or reorganization held by Affiliates of the Company.

3. Employment Period. The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, for the period commencing on the Effective Date and ending at the end of the 24th month following the Effective Date (the “Employment Period”).

4. Terms of Employment

(a) Position and Duties.

(i) During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120 day period immediately preceding the Effective Date (or as of the Effective Date if employment has been for fewer than 120 days) and (B) the Executive’s services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii) During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as these activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that, to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of these activities (or the conduct of activities similar in nature and scope) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b) Compensation.

(i) Base Salary. During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), paid at a biweekly rate, at least equal to the highest annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) base salary paid or payable, including any Annual Base Salary that has been earned but deferred, to the Executive by the Company for any of the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs. During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary shall refer to the Annual Base Salary as so increased.

(ii) Annual Bonus. The Executive shall be awarded, for each fiscal year during the Employment Period, an annual bonus (the “Annual Bonus”) in cash at least equal to the higher of (A) the average annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) bonus paid or payable for the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs, or (B) if the annual bonus paid for the fiscal year immediately preceding the fiscal year in which the Effective Date occurs was based upon a formula or plan in which the Executive participated, then such Annual Bonus shall be at least equal to the bonus which would be payable based on such formula or plan had the Executive’s participation and level of participation remained in effect following the Effective Date. Each Annual Bonus shall be paid no later than the fifteenth day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded. The Annual Bonus may be, but is not limited to, the bonus payable under the Company’s Short Term Incentive Plan (“STIC”) or any similar bonus or incentive program then in effect.

(iii) Incentive, Savings and Retirement Plans. The Executive shall be entitled to participate during the Employment Period in all incentive, savings and retirement plans, practices, policies and programs generally applicable to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities), savings opportunities and retirement benefits opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company for the Executive under such plans, practices, policies and programs as in effect at any time during the 120 day period immediately preceding the Effective Date. Incentive programs include, but are not limited to, the Greatbatch Long Term Incentive Plan.

(iv) Welfare Benefit Plans. During the Employment Period, the Executive and the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent generally applicable to other peer executives of the Company, but in no event shall such plans, practices, policies and programs provide benefits less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive and the Executive’s family at any time during the 120 day period immediately preceding the Effective Date.

(v) Business Expenses. During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company in effect for the Executive at any time during the 120 day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time thereafter generally with respect to other peer executives of the Company.

(vi) Fringe Benefits. During the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, programs and policies of the Company in effect for the Executive at any time during the 120 day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time after generally with respect to other peer executives of the Company.

(vii) Office and Support Staff. During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company in effect for the Executive at any time during the 120 day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided at any time after generally with respect to other peer executives of the Company.

(viii) Vacation. During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company as in effect for the Executive at any time during the 120 day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect at any time after that generally with respect to other peer executives of the Company.

5. Termination of Employment.

(a) Death or Disability. The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period. If the Company determines in good faith that a Disability (as defined below) of the Executive has occurred during the Employment Period, it may give to the Executive written notice of its intent to terminate the Executive’s employment. The Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties. “Disability” means the absence of the Executive from the Executive’s duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent. Any question as to the date of or the existence, extent or potentiality of disability of the Executive on which the Executive and the Company cannot agree shall be determined by a qualified independent physician jointly selected by the Executive and the Company (or if the Executive is unable to make such a selection, it shall be made by an adult member of the Executive’s immediate family). The determination of such physician, made in writing to the Company and to the Executive, shall be final and conclusive.

(b) Cause. The Company may terminate the Executive’s employment during the Employment Period for “Cause.” “Cause” means a material breach by the Executive of this Agreement, gross negligence or willful misconduct in the performance of the Executive’s duties, dishonesty to the Company, or the commission of a felony that results in a conviction or nolo contendre plea in a court of law. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of the resolution duly adopted by the affirmative vote of not less than 3/4ths of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in this Section, and specifying the particulars in detail.

(c) Good Reason. The Executive’s employment may be terminated during the Employment Period by the Executive for “Good Reason.” For purposes of this Agreement, “Good Reason” means:

(i) a material diminution in the Executive’s base compensation;

(ii) a material diminution in the Executive’s authority, duties or responsibilities;

(iii) a material diminution in the authority, duties or responsibilities of the supervisor to whom the Executive is required to report;

(iv) a material diminution in the budget over which the Executive retains authority;

(v) a material change in the geographic location at which the Executive must perform services; and

(vi) any other action or inaction that constitutes a material breach by the Company of this Agreement.

“Good Reason” shall not be deemed to exist unless: (A) the Executive has provided a Notice of Termination to the Company of the existence of one or more of the conditions listed in (i) through (v) above within 90 days after the initial existence of such condition or conditions; and (B) such condition or conditions have not been cured by the Company within 30 days after receipt of such notice.

(d) Notice of Termination. Any termination by the Company for Cause or by the Executive for Good Reason shall be communicated by “Notice of Termination” to the other party. A “Notice of Termination” means notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which shall be not more than 15 days after the giving of such notice in all instances other than Good Reason, in which case it shall be at least 31 days after and no more than 90 days after the Notice of Termination). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstances that contributes to a showing of Good Reason or Cause, as the case may be, shall not waive any right of the Executive or the Company or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights.

(e) Date of Termination. “Date of Termination” means the date of receipt of the Notice of Termination or any later date specified in the Notice, provided, however, that (i) if the Executive’s employment is terminated by the Company other than for Cause or Disability, the Date of Termination means the date on which the Company notifies the Executive of such termination, and (ii) if the Executive’s employment is terminated by reason of death or Disability, the Date of Termination means the date of death of the Executive or the Disability Effective Date, respectively.

6. Obligations of the Company upon Termination.

(a) Death. If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than the following obligations (the amounts described in clauses (i), (ii), and (iii) are “Accrued Obligations”):

(i) payment of the Executive’s Annual Base Salary through the Date of Termination to the extent not paid,

(ii) payment of the product of (x) the Annual Bonus paid (and annualized for any fiscal year consisting of less than 12 full months or for which the Executive has been employed for less than 12 full months) to the Executive for the most recently completed fiscal year during the Employment Period, and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365, and

(iii) payment of any accrued vacation pay not yet paid.

All Accrued Obligations shall be paid to the Executive’s estate or beneficiary, as applicable, in 12 equal consecutive monthly installments, with the first installment to be paid within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive’s family shall be entitled to receive for 24 months benefits at least equal to the most favorable benefits provided generally by the Company to surviving families of peer executives of the Company under such plans, programs, practices and policies relating to family death benefits, if any, as in effect generally with respect to other peer executives and their families at any time during the 120 day period immediately preceding the Effective Date or, if more favorable to the Executive and the Executive’s family as in effect on the date of the Executive’s death generally with respect to other peer executives of the Company and their families.

(b) Disability. If the Executive’s employment is terminated by reason of the Executive’s Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. All Accrued Obligations shall be paid to the Executive in 12 equal consecutive monthly installments, with the first installment to be paid within 30 days of the Date of Termination. Anything in this Agreement to the contrary notwithstanding, the Executive shall be entitled after the Disability Effective Date to receive disability and other benefits at least equal to the most favorable of those provided by the Company to disabled peer executives and their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 30-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive’s family, as in effect at any time thereafter through the Date of Termination generally with respect to other peer executives of the Company and their families. If the Executive dies within 24 months of the Disability Effective Date, the Executive’s family shall be entitled to a continuation of benefits as described in (a), through the period ending no sooner than 24 months after the Disability Effective Date.

(c) Cause or Voluntary Resignation. If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive the Annual Base Salary through the Date of Termination to the extent unpaid. If the Executive terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations. In such case, all Accrued Obligations shall be paid to the Executive in 12 equal consecutive monthly installments, with the first installment to be paid within 30 days of the Date of Termination.

(d) Other Termination; Good Reason. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause or Disability, or the Executive shall terminate employment under this Agreement for Good Reason:

(i) the Company shall pay to the Executive the aggregate of the following amounts, such amounts to be payable by the Company in a lump sum in cash within 30 days of employment termination:

A. all Accrued Obligations;

B. two times the sum of the Executive’s Annual Base Salary and the higher of (i) the average annualized (for any fiscal year consisting of less than 12 full months or with respect to which the Executive has been employed by the Company for less than 12 full months) bonus paid for the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs, or (ii) the targeted annual bonus payable to the Executive pursuant to the STIC for the fiscal year in which the Date of Termination occurs or, under any other annual bonus or incentive plan or program in effect at the time, assuming 100% achievement of the Company performance factor and 100% achievement of the Executive’s personal performance factor;

C. a separate lump sum supplemental retirement benefit equal to two times the Company’s total contributions to the Retirement Plan or any other similar plans in effect at the time, for the year preceding the termination. This payment will be made in cash and will not eliminate the obligation of the Company to make all scheduled contributions to the Retirement Plan or similar plans;

D. a separate lump sum payment equal to the product of (x) 110 percent of the monthly premium (or the equivalent cost of coverage for self-insured benefits) for medical and prescription drug coverage for the most recent complete month of medical and prescription drug coverage for Executive, Executive’s spouse (if any) and dependent children who were covered under the Company’s medical and prescription drug plans immediately prior to termination of employment and (y) twenty-four (24); and

(ii) the Company shall pay the Executive up to $25,000 for executive outplacement services utilized by the Executive; provided however, that such expenses shall be paid or reimbursed to the Executive by the Company on a regular, periodic basis no later than 30 days after presentation by the Executive of a statement or statements, up to a maximum of $15,000 in the first year (and up to a maximum of $10,000 in the second year) following the year in which the Executive has a termination of employment, and further provided that the Executive presents such statement(s) no later than 30 days prior to the end of the Executive’s taxable year following the year in which such expenses were incurred;

(iii) except as provided otherwise under any specific equity award grant agreement, all outstanding stock options, stock appreciation rights (SARs), restricted stock and other similar incentive awards held by the Executive pursuant to any Company stock option, SAR and stock incentive plans shall immediately become vested, exercisable, and freely transferable, as the case may be, as to all or any part of the shares or awards covered by those plans, with the Executive being able to exercise his or her stock options, SARs or other awards within a period of 12 months following the Date of Termination or such longer period as may be permitted under the plans and the Executive’s stock option, SAR or other award agreements;

(iv) if as of the date of termination of employment the annual Greatbatch Long Term Incentive Plan award or any similar long term incentive plan in effect at the time scheduled for the year of termination has not yet been awarded, the total value of the prior year’s annual Greatbatch Long Term Incentive Plan award or any similar long term incentive plan in effect at the time scheduled for the year of termination will be converted to a cash payment to be made within 30 days of employment termination; and

(v) if, in the calendar year immediately preceding the Date of Termination, the Executive had relocated the Executive’s primary residence from one location (the “Point of Origin”) to its location at the Date of Termination at the request of the Company, then the Company shall reimburse the Executive in cash within 14 days following receipt of substantiating written receipts for any relocation expenses actually incurred in the 12 months immediately following the Date of Termination by the Executive in moving the Executive’s primary residence to any location, to the extent such expenses do not exceed the cost of relocating the Executive’s primary residence to the Point of Origin. The cost of relocating the Executive’s primary residence to the Point of Origin shall be determined by averaging estimates obtained by the Company in writing from three reputable moving companies, selected by the Company in good faith. It shall be the obligation of the Executive to notify the Company in advance of any such relocation so that such estimates may be obtained.

7. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plans, programs, policies or practices provided by the Company and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any other agreements with the Company. Amounts that are vested benefits or that the Executive otherwise is entitled to receive under any plan, policy, practice or program of the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program, except as explicitly modified by this Agreement.

8. Full Settlement; Legal Fees. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations, except as specifically provided otherwise in this Agreement, shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action the Company may have against the Executive or others. The amounts payable to the Executive will not be subject to any requirement of mitigation, nor, except as specifically provided otherwise in this Agreement, will they be offset or otherwise reduced by reason of the Executive’s receipt of compensation from any source other than the Company. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive. The Company agrees to pay, to the full extent permitted by law, all legal fees and expenses the Executive reasonably incurs, including the costs and expenses of any arbitration proceeding, as a result of any successful contest by the Executive or unsuccessful contest by the Company of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment). These payments shall be made in accordance with the rules set forth in Section 18(b).

9. General Release and Waiver. In exchange for the consideration provided under this Agreement, the Executive agrees to sign a General Release and Waiver of age and other discrimination claims on a form provided by the Company at the time of separation; provided, however, that if the Executive is required to execute, submit and not revoke a release of claims against the Company in order to receive the payment of benefits hereunder as a result of the terms of this Agreement and the period in which to execute, submit and not revoke the release begins in a first taxable year and ends in a second taxable year, any payment to which Executive would be entitled hereunder will be paid in the second taxable year, but no later than the end of the payment period specified in this Agreement.

10. Code Section 280G Best Results.

(a) If any payment or benefit Executive would receive pursuant to this Agreement or otherwise, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) provided to the Executive in full, or (y) provided to the Executive to such lesser extent which would result in no portion of such Payment being subject to the excise tax (the “Cutback Amount”), whichever of the foregoing amounts, when taking into account applicable federal, state, local, and foreign income and employment taxes, such excise tax, and other applicable taxes, (all computed at the highest applicable marginal rates), results in the receipt by the Executive , on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or a portion of such Payment may be subject to the excise tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Cutback Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock options, stock appreciation rights, restricted stock and other similar incentive awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.

(b) The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive). Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.

11. Non-Competition. The Executive agrees that in addition to the restrictions contained in the Inventions, Non-Disclosure and Non-Solicitation Agreement which the Executive signed as a condition of his or her employment and as a pre-requisite to entering into this agreement, some additional restrictions on his activities during and after his employment are necessary to protect the goodwill and other legitimate interests of the Company and its Affiliates:

(a) While the Executive is employed by the Company and for twenty-four months after his employment terminates (in the aggregate, the “Non-Competition Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, co-venturer or otherwise, compete with the Company or any of its Affiliates or undertake any planning for any business competitive with the Company or any of its Affiliates. Specifically, but without limiting the foregoing, the Executive agrees not to engage in any manner in any activity that is directly or indirectly competitive or potentially competitive with the business of the Company or any of its Affiliates as conducted or under consideration at any time during the Executive’s employment. Restricted activity includes without limitation accepting employment or a consulting position with any Person who is, or at any time within twelve months prior to termination of the Executive’s employment has been, a Significant Customer (as defined below) of the Company or any of its Affiliates. For the purposes of this Section, the business of the Company and its Affiliates shall include all Products and the Executive’s undertaking shall encompass all items, products and services that may be used in substitution for Products. Notwithstanding anything to the contrary herein, the following shall not constitute a breach of this Section, ownership by the Executive, as a passive investment, of less than five percent (5%) of capital stock or equity of any corporation or other equity that is publicly traded. For the purposes of this Section, “Significant Customer” shall mean any Person who accounted for one percent (1%) or more of the total Company revenue during the prior twelve months.

(b) The Executive agrees that, during his employment with the Company, he will not undertake any outside activity, whether or not competitive with the business of the Company or its Affiliates, that could reasonably give rise to a conflict of interest or otherwise interfere with his duties and obligations to the Company or any of its Affiliates.

12. Enforcement of Covenants.

(a) The Executive acknowledges that he has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon him pursuant to Section 11 hereof. The Executive agrees that said restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The Executive further acknowledges that, were he to breach any of the covenants contained in Section 11 hereof, the damage to the Company would be irreparable. The Executive therefore agrees that the Company, in addition to any other remedies available to it, including damages, shall be entitled to preliminary and permanent injunctive relief, a restraining order or other equitable remedies against any breach or threatened breach by the Executive of any of said covenants, in each case without having to post bond. The Executive agrees not to urge in any such action that an adequate remedy exists at law. The parties further agree that, in the event that any provision of Section 11 hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. Should the Executive be found to have been in breach of his noncompetition covenants under this Agreement, the Court shall extend or revise each applicable restraint so as to afford the Company and its Affiliates, or any of them, the full period of restraint contemplated by this Agreement.

(b) If the breach occurs after termination of employment, and in addition to other remedies described above, the Executive shall forfeit a pro rata portion of benefits under Section 6(d). The pro rata amount in the case of Section 6(d)(i), (ii), (v) and (vi) shall be determined by multiplying the payments under those paragraphs by a fraction, the numerator of which is the number of months remaining to the end of the covenant not to compete or, in the case of a confidentiality agreement that has no term, 36 minus the number of months elapsed from the Executive’s termination of employment to the date of breach, and the denominator of which is the number of total months in the covenant not to compete, or, in the case of breach of a confidentiality obligation that has no term, 36. If there are not sufficient payments remaining to be paid to the Executive under Section 6(d) to cover the forfeited amount, the Executive agrees to pay promptly to the Company an amount that, with any amounts otherwise remaining to be paid, constitutes the forfeiture amount. Section (6)(d)(iii) shall terminate at the date of the breach. If the breach is determined retroactively, the Executive shall pay promptly to the Company the amount the Company incurred to provide benefits after the date of the breach. With respect to Section 6(d)(iv), the Executive shall not be entitled to any accelerated vesting and exercise after the date of the breach. If the breach is determined retroactively, the Executive shall pay promptly to the Company the amount of any value received as a result of that accelerated vesting and exercise.

13. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

14. Public Announcements. The Executive shall consult with the Company before issuing any press release or otherwise making any public statement with respect to the Company, this Agreement or the transactions contemplated, and the Executive shall not issue any such press release or make any such public statement without prior written approval of the Company, except as may be required by applicable law, rule or regulation or any self regulatory agency requirements, in which event the Company shall have the right to review and comment upon any such press release or public statement prior to its issuance.

15. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement, or any breach thereof, shall be determined and settled by arbitration to be held in Erie County, New York, pursuant to the commercial rules of the American Arbitration Association or any successor organization and before a panel of three arbitrators. Any award rendered shall be final, conclusive and binding on the parties.

16. Successors.

(a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company and any successor to its business or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

17. Miscellaneous.

(a) All notices and other communications given pursuant to this Agreement shall be in writing and shall be deemed given only when (a) delivered by hand, (b) transmitted by telex, telecopier or other form of electronic transmission (provided that a copy is sent at approximately the same time by first class mail), or (c) received by the addressee, if sent by registered or certified mail, return receipt requested, or by Express Mail, Federal Express or other overnight delivery service, to the appropriate party at the address given below for such party (or to such other address designated by the party in writing and delivered to the other party pursuant to this Section).

If to the Executive:

If to the Company:

Greatbatch, Inc.

10000 Wehrle Drive

Clarence, NY 14031

Attn: Secretary

(b) The Company shall deduct or withhold from salary payments, and from all other payments made to the Executive pursuant to this Agreement, all amounts that may be required to be deducted or withheld under any applicable law now in effect or that may become effective during the term of this Agreement (including, but not limited to social security contributions and income tax withholdings).

(c) This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to principles of conflict of laws. The Executive consents to jurisdiction in New York and venue in Erie County for purposes of all claims arising under this Agreement. The captions of this Agreement are not part of the provisions and shall have no force or effect. Except as specifically referenced in this Agreement (including agreements referenced in (c) treated as specifically referenced in this Agreement), no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter, have been made by either party that are not expressly set forth in this Agreement. No provision of this Agreement may be waived, modified or amended, orally or by any course of conduct, unless such waiver, modification or amendment is set forth in a written agreement duly executed by the parties or their respective successors and legal representatives. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. The Executive’s or the Company’s failure to insist on strict compliance with any provision in any particular instance shall not be deemed to be a waiver of that provision or any other provision.

18. Section 409A of the Internal Revenue Code.

(a) Notwithstanding anything to the contrary in the foregoing, but to the extent not specified previously above, if an amount hereunder is subject to, and not exempt from, Section 409A and the Executive is a Specified Employee on the date of separation from service, the Executive shall not receive a distribution due to separation from service before the date which is six months after the date of separation from service, or, if earlier, the Executive’s death after separation from service. If a distribution must be deferred, the first payment shall include an amount equal to the sum of the payments which would have been paid to the Executive but for the payment deferral mandated pursuant to Section 409A(a)(2)(B)(i) of the Code on the first day of the month following the mandated deferral period. In no event will the mandatory deferral period extend beyond a death after separation from service.

(b) Any reimbursement of expenses or in-kind benefits provided under this Agreement subject to, and not exempt from, Section 409A of the Code shall be subject to the following additional rules: (a) any reimbursement of eligible expenses shall be paid as they are incurred (but not prior to the end of the six-month delay period set forth above, if applicable) and shall always be paid on or before the last day of the Executive’s taxable year following the taxable year in which the expenses were incurred; provided that the Executive first provides documentation of such expenses in reasonable detail not later than sixty (60) days following the end of the calendar year in which the eligible expenses were incurred; (b) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (c) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

(c) To the extent applicable, it is intended that this Agreement and any deferrals of compensation made hereunder comply with the provisions of Section 409A of the Code. This Agreement and any deferrals or compensation made hereunder shall be administrated in a manner consistent with this intent, and any provisions that would cause this Agreement or any benefit hereunder to fail to satisfy Section 409A shall have no force and effect until amended to comply with Section 409A (which amendment may be retroactive to the extent permitted by Section 409A). Any reference in this Agreement to Section 409A will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of the Treasury or the Internal Revenue Service.

IN WITNESS WHEREOF, the Executive has set his or her hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above.

GREATBATCH, INC.:

By:
Name:
Title

EXECUTIVE: